Exhibit 10.25

HERITAGE OAKS BANK

SALARY CONTINUATION AGREEMENT

THIS AGREEMENT is adopted this 1st day of February 2002, by and between HERITAGE OAKS BANK, a state-chartered commercial bank located in Paso Robles, California (the “Bank”), and GLORIA BRADY (the “Executive”).

INTRODUCTION

To encourage the Executive to remain an employee of the Bank, the Bank is willing to provide salary continuation benefits to the Executive.  The Bank will pay the benefits from its general assets.

AGREEMENT

The Bank and the Executive agree as follows:

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1           “Change of Control” means:

(a)           A change in the ownership of the capital stock of the Company, whereby another corporation, person, or group acting in concert (hereinafter this Agreement shall collectively refer to any combination of these three [another corporation, person, or group acting in concert] as a “Person”) as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), acquires, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of shares of capital stock of the Company which constitutes fifty percent (50%) or more of the combined voting power of the Company’s  then outstanding capital stock then entitled to vote generally in the election of directors; or

(b)           The persons who were members of the Board of Directors of the Company immediately prior to a tender offer, exchange offer, contested election or any combination of the foregoing, cease to constitute a majority of the Board of Directors; or

(c)           The adoption by the Board of Directors of the Company of a merger, consolidation or reorganization plan involving the Company in which the Company is not the surviving entity, or a sale of all or substantially all of the assets of the Company.  For purposes of this Agreement, a sale of all or substantially all of the assets of the Company shall be deemed to occur if any Person acquires (or during the 12-month period ending on the date of the most recent acquisition by such Person, has acquired) gross assets of the Company that have an aggregate fair market value equal to fifty percent (50%) or more of the fair market value of all of the respective gross assets of the Company immediately prior to such acquisition or acquisitions; or

(d)           A tender offer or exchange offer is made by any Person which results in such Person beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) either fifty percent (50%) or more of the Company’s outstanding shares of Common Stock or shares of capital stock having fifty percent (50%) or more the combined voting power of the Company’s then outstanding capital stock (other than an offer made by the Company), and sufficient shares are acquired under the offer to cause such person to own fifty percent (50%) or more of the voting power; or

(e)           Any other transactions or series of related transactions occurring which have substantially the same effect as the transactions specified in any of the preceding clauses of this Section 1.1.

Notwithstanding the above, certain transfers are permitted within Section 318 of the Code and such transfers shall not be deemed a Change of Control under this Section 1.2.

1.2. “Code” means the Internal Revenue Code of 1986, as amended.

1.1                                 “Company” means Heritage Oaks Bancorp

1.2                                 “Bank” means Heritage Oaks Bank

1.3                                 “Disability” means the Executive’s suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled.  The Executive must submit proof to the Bank of the carrier’s or Social Security Administration’s determination upon the request of the Bank.

1.4                                 “Early Termination” means the Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change of Control.

1.5                                 “Early Termination Date” means the month, day and year in which Early Termination occurs.

1.6                                 “Effective Date” means February 1, 2002.

1.7                                 “Normal Retirement Age” means the Executive’s 65TH birthday.

1.8                                 “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Employment.

1.9                                 “Plan Year” means each 12-month period from the Effective Date.

1.10                           “Termination for Cause” See Article 5.

1.11                           “Termination of Employment” means that the Executive ceases to be employed by the Bank for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by the Bank.

Article 2

Lifetime Benefits

2.1           Normal Retirement Benefit.  Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Bank shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

2.1.1        Amount of Benefit.  The annual benefit under this Section 2.1 is $18,000 (Eighteen Thousand Dollars).  The Bank’s Board of Directors, in its sole discretion, may increase the annual benefit under this Section 2.1.1; however, an increase shall require the recalculation of Schedule A.

2.1.2        Payment of Benefit.  The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Executive’s Normal

Retirement Date, paying the annual benefit to the Executive for a period of 15 years.

2.2           Early Termination Benefit.  Upon Early Termination, the Bank shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

2.2.1        Amount of Benefit.  The benefit under this Section 2.2 is the Early Termination Lump Sum set forth on Schedule A for the Plan Year ending immediately prior to the Early Termination Date, determined by vesting the Executive in 10 percent of the Accrual Balance set forth on Schedule A for the first Plan Year and an additional 10 percent of said amount for each succeeding year thereafter until the Executive becomes 100 percent vested in the Accrual Balance.

2.2.2        Payment of Benefit.  The Bank shall pay the benefit to the Executive in a lump sum amount pursuant to Schedule A, within 90 days following the Early Termination date.

2.3           Disability Benefit.  If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

2.3.1        Amount of Benefit.  The benefit under this Section 2.3 is the Disability Annual Benefit set forth on Schedule A for the Plan Year ending immediately prior to the date in which the Termination of Employment occurs (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1), determined by vesting the Executive in  100 percent of the Accrual Balance.

2.3.2        Payment of Benefit.  The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Normal Retirement Age, paying the annual benefit to the Executive for a period of 15 years.

2.4           Change of Control Benefit.  Upon a Change of Control, the Bank shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

2.4.1        Amount of Benefit.  The benefit under this Section 2.4 is the Change of Control Annual Benefit set forth on Schedule A for the Plan Year ending immediately prior to the date in which Termination of Employment occurs (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1), determined by vesting the Executive in the Normal Retirement Benefit described in Section 2.1.1.

2.4.2        Payment of Benefit.  The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Normal Retirement Age, paying the annual benefit to the Executive for a period of 15 years.

2.4.3        Excess Parachute Payment.  Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement to the extent the benefit would create an excise tax under the excess parachute rules of Section 280G of the Code.

Article 3

Death Benefits

3.1           Death During Active Service.  If the Executive dies while in the active service of the Bank, the Bank shall pay to the Executive’s beneficiary the benefit described in this Section 3.1.  This benefit shall be paid in lieu of the benefits under Article 2.

3.1.1        Amount of Benefit.  The annual benefit under this Section 3.1 is the Normal

Retirement Benefit amount described in Section 2.1.1.

3.1.2        Payment of Benefit.  The Bank shall pay the annual benefit to the Executive’s beneficiary in 12 equal monthly installments commencing with the month following the Executive’s death, paying the annual benefit to the Executive’s beneficiary for a period of 15 years.

3.2           Death During Payment of a Lifetime Benefit.  If the Executive dies after any Lifetime Benefit payments have commenced under this Agreement but before receiving all such payments, the Bank shall pay the remaining benefits to the Executive’s beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

3.3           Death After Termination of Employment But Before Payment of a Lifetime Benefit Commences.  If the Executive is entitled to a Lifetime Benefit under this Agreement, but dies prior to the commencement of said benefit payments, the Bank shall pay the same benefit payments to the Executive’s beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive’s death.

Article 4

Beneficiaries

4.1           Beneficiary Designations.  The Executive shall designate a beneficiary by filing a written designation with the Bank.  The Executive may revoke or modify the designation at any time by filing a new designation.  However, designations will only be effective if signed by the Executive and received by the Bank during the Executive’s lifetime.  The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved.  If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.

4.2           Facility of Payment.  If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

Article 5

General Limitations

5.1           Termination for Cause.  Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if the Bank terminates the Executive’s employment for:

(a)           Gross negligence or gross neglect of duties;

(b)           Commission of a felony or of a gross misdemeanor involving moral turpitude; or

(c)           Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Executive’s employment and resulting in an adverse effect on the Bank.

5.2           Suicide or Misstatement.  The Bank shall not pay any benefit under this Agreement if the Executive commits suicide within three years after the date of this Agreement.  In addition, the Bank shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on an employment application or resume provided to the Bank, or on any application for any benefits provided by the Bank to the Executive.

Article 6

Claims and Review Procedure

6.1           Claims Procedure.  Any person or entity (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1        Initiation – Written Claim.  The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

6.1.2        Timing of Bank Response.  The Bank shall respond to such claimant within 90 days after receiving the claim.  If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

6.1.3        Notice of Decision.  If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial.  The Bank shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)           The specific reasons for the denial;

(b)           A reference to the specific provisions of the Agreement on which the denial is based;

(c)           A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)           An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

(e)           A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2           Review Procedure.  If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

6.2.1        Initiation – Written Request.  To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

6.2.2        Additional Submissions – Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3        Considerations on Review.  In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4        Timing of Bank Response.  The Bank shall respond in writing to such claimant within 60 days after receiving the request for review.  If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

6.2.5        Notice of Decision.  The Bank shall notify the claimant in writing of its decision on review.  The Bank shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)           The specific reasons for the denial;

(b)           A reference to the specific provisions of the Agreement on which the denial is based;

(c)           A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)           A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7

Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive.

Article 8

Miscellaneous

8.1           Binding Effect.  This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, successors, administrators and transferees.

8.2           No Guarantee of Employment.  This Agreement is not an employment policy or contract.  It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive.  It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.3           Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.4           Reorganization.  The Bank shall not merge or consolidate into or with another Bank, or reorganize, or sell substantially all of its assets to another Bank, firm, or person unless such succeeding or continuing Bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement.  Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor Bank.

8.5           Tax Withholding.  The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.6           Applicable Law.  The Agreement and all rights hereunder shall be governed by the laws of the State of California, except to the extent preempted by the laws of the United States of America.

8.7           Unfunded Arrangement.  The Executive and beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement.  The benefits represent the mere promise by the Bank to pay such benefits.  The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.  Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and beneficiary have no preferred or secured claim.

8.8           Entire Agreement.  This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof.  No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.9           Administration.  The Bank shall have powers which are necessary to administer this Agreement, including but not limited to:

(a)           Establishing and revising the method of accounting for the Agreement;

(b)           Maintaining a record of benefit payments;

(c)           Establishing rules and prescribing any forms necessary or desirable to administer the Agreement; and

8.10         Named Fiduciary. The Bank shall be the named fiduciary and plan administrator under this Agreement.  It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the Executive and the Bank have signed this Agreement.

EXECUTIVE:	BANK:
HERITAGE OAKS BANK

By

Gloria Brady
Title